[GRAPHIC OF SAUER DANFOSS LOGO]



FOR IMMEDIATE RELEASE
DECEMBER 11, 2000


SAUER-DANFOSS INC. ANNOUNCES FOURTH QUARTER DIVIDEND OF $0.07 PER SHARE


AMES, IOWA, USA, DECEMBER 11, 2000--SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR), today announced that its board of directors has declared a cash dividend of $0.07 per share for the fourth quarter ended December 31, 2000. The dividend is payable on January 15, 2001, to stockholders of record as of December 29, 2000.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,500 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.



FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

KENNETH D. MCCUSKEY           Sauer-Danfoss Inc.        Phone:  (515) 239-6364
Vice President - Finance      2800 East 13th Street     Fax:    (515) 239-6443
                              Ames, Iowa, USA 50010  kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK              Sauer-Danfoss Inc.        Phone:  +49-4321-871-190
Director of Finance - Europe  Krokamp 35                Fax:    +49-4321-871-121
                              D-24539 Neumunster     jlangrick@sauer-danfoss.com